Exhibit 99.1

FOR IMMEDIATE RELEASE	NOVEMBER 19, 2015

Media Contact:

Julie Calzone

(337) 235-2924

jcalzone@calzone.com

Company Contacts:

Daniel J. Schreiber, CEO

(858) 509-8800

dan@redhawkholdingscorp.com

G. Darcy Klug, CFO

(337) 269-5933

darcy.klug@redhawkholdingscorp.com

REDHAWK ANNOUNCES FIRST QUARTER RESULTS

Youngsville, Louisiana (OTC: IDNG) – RedHawk Holdings Corp. (“RedHawk” or the “Company”) announced today that it has reported a net loss of $108,404 for the three months ended September 30, 2015, as compared to a net loss of $46,171 for the three months ended September 30, 2014. The $62,233 increase in the net loss was attributable to higher professional fees combined with higher amortization costs, which more than offset lower management fees for the three months ended September 30, 2015. The higher professional fees during the three months ended September 30, 2015 related primarily to increased business transactions and certain regulatory issues. The amortization expense for the three months ended September 30, 2015 was associated with the March 31, 2014 acquisition of certain intangibles from American Medical Distributors, LLC. There was no amortization expense recorded during the three months ended September 30, 2014.

Commenting on the first quarter results, Daniel J. Schreiber, Chairman and Chief Executive Officer, said, “We have initiated the program to re-capitalize our balance sheet. This recapitalization allows us to continue pursuing expansion of our land, medical device, pharmaceutical, and financial services business units. The next step in our balance sheet recapitalization includes obtaining the working capital necessary to complete certain previously announced acquisitions.”

“Negotiations and due diligence are ongoing with the previously announced strategic acquisition targets,” continued Schreiber. “During the quarter ending December 31, 2015, we expect to complete the acquisition of the membership interests in the previously announced real estate restoration project in Hilo, Hawaii. Closing of the previously announced European pharmaceutical acquisition is expected to be finalized in early 2016 after completion of ongoing due diligence.”

Schreiber added, “During the 2015 fiscal year, we focused on re-directing our business strategies. During the 2016 fiscal year, we are focused on identifying and completing strategic transactions with strong growth potential. We believe with this disciplined approach and with management’s execution of our business plan and model, RedHawk is well positioned to enhance future shareholder value.”

# # #

This release may contain forward-looking statements. Forward-looking statements are all statements other than statements of historical fact. Statements contained in this release that are not historical facts may be deemed to be forward-looking statements. The words “anticipate,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements.

Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested herein due to certain risks and uncertainties. In evaluating forward-looking statements, you should consider the various factors which may cause actual results to differ materially from any forward-looking statements including those listed in the “Risk Factors” section of our latest 10-K report. Further, the Company may make changes to its business plans that could or will affect its results. Investors are cautioned that the Company will undertake no obligation to update any forward-looking statements.